SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, DC 20549

                          FORM 10-QSB

     [X] QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934

         For the quarterly period ended August 31, 2004

     [ ] TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934

    For the transition period from            to


                 Commission file number 0-17741


                          EPOLIN, INC.
(Exact name of Small Business Issuer as Specified in its Charter)


New Jersey                                               22-2547226
(State or Other Jurisdiction                       (I.R.S. Employer
of Incorporation or                                  Identification
Organization)                                               Number)

                      358-364 Adams Street
                    Newark, New Jersey 07105
            (Address of Principal Executive Offices)

                         (973) 465-9495
        (Issuer's Telephone Number, Including Area Code)

Check whether the Issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                  Yes   [  X   ] No   [      ]

State the number of shares outstanding of each of the Issuers classes of common equity, as of the latest practicable date:

          Common, no par value per share: 11,852,855
                outstanding as of August 31, 2004

                PART I - FINANCIAL INFORMATION


Item 1.   Financial Statements.

      See the Consolidated Financial Statements annexed to this report.


Item  2.    Management's  Discussion  and  Analysis  or  Plan  of
Operation.

     The following discussion should be read in conjunction with the Financial Statements included in this report and is qualified in its entirety by the foregoing.

Forward-Looking Statements

      This report contains certain forward-looking statements and information relating to the Company that are based on the beliefs and assumptions made by the Company's management as well as information currently available to the management. When used in this document, the words "anticipate", "believe", "estimate", and "expect" and similar expressions, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are discussed in this report under the caption "Uncertainties and Risk Factors" in Part I, Item 1 "Description of Business" of the Company's Form 10-KSB for the year ended February 29, 2004. The Company does not intend to update these forward-looking statements.

Executive Overview

     Epolin, Inc. (the "Company") is a specialized chemical company primarily engaged in the manufacturing, marketing, research and development of dyes and dye formulations. The Company's business is heavily weighted towards the development, manufacture and sale of near infrared dyes. Applications for these dyes cover several markets that include laser protection, welding, sunglasses, optical filters, glazing and imaging and security inks and tagants. The Company also manufactures specialty chemicals for certain United States chemical manufacturers.

      The Company has succeeded in growing over the last decade based on the development, application and manufacture of near infrared dyes. Although the Company does not rely upon patents for protection of its dye business, no competitors, to the Company's knowledge, actively market near infrared dyes without bundling the dyes as part of another product. The Company's dyes can be uniquely formulated to each customer's specifications and manufactured in the Company's own facility. In addition, the Company holds a broad range of dyes in inventory for immediate sale.

       The Company sells its products to manufacturers of plastics/resins, credit cards, electronics, glass and other basic materials. The Company's customers are located in all regions of the world, although a material portion of the Company's business is dependent on certain domestic customers, the loss of which could have a material effect on operations. As the service economy continues to dwarf the manufacturing sector in the United States, the Company anticipates that its products will be increasingly used by manufacturers located abroad. During the six months ended August 31, 2004, approximately 53.8% of sales were to three customers. Two of these customers, located in the eastern United States, accounted for 47.7% of sales. During the six months ended August 31, 2003, approximately 67.0% of sales were to four customers. Three of three customers, located in the eastern United States, accounted for 58.6% of sales.

Results of Operations

      The following table sets forth operations data expressed as a percentage of sales.

                              Three Months Ended

                             August 31, August 31,
                      2004      2003

Sales                         100%      100%

Cost of sales and expenses:
  Cost of sales               28.4      30.1
  Selling, general and
  administrative              25.3      28.9
     Total                    53.7      59.0

Operating Income              46.3      41.0

Income before taxes           47.5      42.1

Net income (after taxes and
extraordinary item)           30.2      11.7

                              Six Months Ended
                            August 31,  August 31,
                              2004      2003

Sales                         100%      100%

Cost of sales and expenses:
  Cost of sales               34.0      31.6
  Selling, general and
  administrative              30.2      28.5
     Total                    64.2      60.1

Operating Income              35.8      40.0

Income before taxes           37.4      41.5

Net income (after taxes and
extraordinary item)           23.2      17.8


Sales

      Sales increased to $841,000 for the three months ended August 31, 2004 from $681,000 for the three months ended August 31, 2003, an increase of $160,000 or 23.5%. For the six months ended August 31, 2004, sales decreased to $1,304,000 from $1,367,000 for the six months ended August 31, 2003, a decrease of $63,000 or 4.6%. The Company experienced increased orders from many of its regular customers during the three months ended August 31, 2004 compared to the first three months of the current fiscal year in which the Company experienced reduced orders from many of such customers.

Cost of Sales and Expenses

       Cost of sales increased to $239,000 and $443,000, respectively, for the three and six months ended August 31, 2004 from $205,000 and $433,000, respectively, for the three and six months ended August 31, 2003. Selling, general and administrative expenses increased to $213,000 and $394,000, respectively, for the three and six months ended August 31, 2004 from $197,000 and $390,000, respectively, for the three and six months ended August 31, 2003. The total of cost of sales and expenses for the three months ended August 31, 2004 was $452,000 as compared to $402,000 for the three months ended August 31, 2003, an increase of $50,000. For the six months ended August 31, 2004, the total of costs of sales and expenses was $837,000 as compared to $822,000 for the six months ended August 31, 2003, an increase of $15,000.

Operating Income

      Operating income for the three months ended August 31, 2004 increased to $389,000 from $279,000 for the three months ended August 31, 2003, an increase of $110,000. Operating income for the six months ended August 31, 2004 decreased to $467,000 from $545,000 for the six months ended August 31, 2003, a decrease of $78,000. A change in operating income for the six months ended August 31, 2004 compared to the comparable period of the prior year was primarily due to the reduced level of sales achieved by the Company in the first quarter of the current fiscal year, as well as a relatively small increase in total of cost of sales and expenses for the six months ended August 31, 2004.

 Other Income

     Total other income for the three and six months ended August 31, 2004 was $11,000 and $21,000, respectively, as compared to $7,000 and $22,000, respectively, for the three and six months ended August 31, 2003. The Company realized $9,000 and $18,000, respectively, in rental income for the three and six months ended August 31, 2004 as compared to $6,000 and $18,000, respectively, in rental income for the three and six months ended August 31, 2003. Effective November 1, 2002, the Company began to sublease approximately 2,500 square feet of its space to a non-related party to operate an optics and security inks laboratory at an annual rent of $36,000. The Company realized interest income of $1,800 and $3,100, respectively, for the three and six months ended August 31, 2004 compared to $1,400 and $4,300, respectively, for the three and six months ended August 31, 2003.

Income

      During the three and six months ended August 31, 2004, the Company reported income before taxes of $400,000 and $488,000 as compared to income before taxes of $286,000 and $568,000 for the three and six months ended August 31, 2004. Income taxes were $146,000 and $185,000 for the three and six months ended August 31, 2004 compared to $97,000 and $214,000 for the three and six months ended August 31, 2003. Net income after taxes was $254,000 or $0.02 per share for the three months ended August 31, 2004 as compared to net income after taxes (and extraordinary item) of $79,000 or $0.01 per share for the three months ended August 31, 2003. Net income after taxes was $303,000 or $0.03 per share for the six months ended August 31, 2004 as compared to net income after taxes (and extraordinary item) of $243,000 or $0.02 per share for the six months ended August 31, 2003. Excluding the extraordinary item recognized in fiscal 2003, the Company had net income after taxes of $190,000 and $354,000 for the three and six months ended August 31, 2003. The extraordinary item was recognized in connection with the settlement reached in fiscal 2003 in the litigation commenced in December 2000 by two individuals (each a former director and former employee of the Company) for which there was not a comparable item in the current fiscal year. Had this not been included in the prior year, net income would have increased $64,000 for the three months ended August 31, 2004 compared to the prior year and decreased $50,000 for the six months ended August 31, 2004 compared to the prior year.

      Net income in the future will be dependent upon our ability to increase revenues faster than we increase our selling, general and administrative expenses, research and development expense and other expenses. Although we suffered a setback in sales in the first quarter of fiscal 2005, business improved during the second quarter. We are encouraged that we have recently shipped development quantities of dyes to certain new customers which we hope will lead to new ongoing business for the Company's products. No assurance can be given however that that such will be the case or that our sales will remain at the level experienced in the second quarter or improve.

Operations Outlook

      We are currently going through a period of reassessing our direction in order to increase value for our shareholders. Our business, though reasonably healthy, has not recently grown to the degree management anticipated. For example, during fiscal 2004 sales reached an all time high of $2.73 million. But this was not significantly more than in 2003 ($2.69 million) or 2002 ($2.55 million). The plateau of sales over the last three years was in contrast to the sales growth we saw since 1991. Based upon these observations, we tried to learn what could be done to stimulate growth and recapture the promise of a true growth company. Our first task was to draw up a business plan. We believe this highlighted our one major weakness and that was in sales and marketing. For years we felt it to be unnecessary to go out and reach our customers. We believed that our web site
was sufficiently explicit to attract anyone interested in near infrared light management to come to us because we were the "only game in town". We now realize that the customer has alternatives which do not include the use of Epolin dyes. We believe the business plan made clear the necessity of hiring a Sales/Marketing executive along with back up technical service help. This is in process. In order to cover the cost of these additional personnel, we decided to make certain sacrifices. For this reason we have for the time being suspended the cash dividends program which we have had in place since 2002. We believe it is in the Company's best interest to sacrifice current payout to shareholders for future growth.

      The new products that are now the firm underpinnings for future growth are based upon security inks, new visible and infrared dyes and the forward integration of our dyes into formulated pellets. We are making it easy for the customer to enter the field of welding and specialty filters without the need for specialized knowledge in formulating product. This eliminates the need for the customer to extrude pellets, making it a simple task to use the pellets directly in injection molding.

      Another factor that was considered in the business plan was management succession. Murray S. Cohen, the Company's Chairman of the Board and Chief Executive Officer, recently announced his intention to step down as Chief Executive Officer at an undetermined future date, while continuing to remain as Chairman of the Board and Chief Scientist for the Company. With the hiring of a Sales/Marketing executive, such will add to our pool of personnel who can be considered at a later date for the position of CEO.

Liquidity and Capital Resources

      The Company's primary source of funds is cash flow from operations in the normal course of selling products. On August 31, 2004, the Company had working capital of $2,168,000, a debt to equity ratio of 0.15 to 1, and stockholders' equity of $2,924,000. On August 31, 2004, the Company had $823,000 in cash and cash equivalents, total assets of $3,349,000 and total liabilities of $425,000.

      The Company anticipates, based on currently proposed plans and assumptions relating to its operations, that its current cash and cash equivalents together with projected cash flows from operations and projected revenues will be sufficient to satisfy its contemplated cash requirements for more than the next 12 months.

      Inflation has not significantly impacted the Company's operations.

Other Information

     In August 2001, the Board of Directors of the Company authorized a 500,000 share stock repurchase program. Pursuant to the repurchase program, the Company may purchase up to 500,000 shares of its common stock in the open market or in privately negotiated transactions from time to time, based on market prices. The Company indicated that the timing of the buyback of the Company's shares will be dictated by overall financial and market conditions and other corporate considerations. The repurchase program may be suspended without further notice. During the fiscal year ended February 29, 2004, a total of 184,000 shares were repurchased at a cumulative cost of $103,405. During the six months ended August 31, 2004, no repurchases of shares were made by the Company. During the fiscal year ended February 28, 2003, a total of 32,500 shares were repurchased at a cumulative cost of $18,624 while during the fiscal year ended February 28, 2002, a total of 30,000 shares were repurchased at a cumulative cost of $14,837.

     During fiscal 2004, the Company paid two cash dividends, the first being $.02 per share in August 2003 and the second being $.02 per shares in February 2004. During the fiscal year ended February 28, 2003, the Company also paid two cash dividends, the first being $.04 per share in July 2002 and the second being $.03 per share in January 2003. Prior thereto, and during the fiscal year ended February 28, 2002, the

Company also  paid  two  cash
dividends, the first being $.03 per share in June 2001 (which represented the first time that a cash dividend was paid by the Company) and the second being $.04 per share in February 2002.

Off-Balance Sheet Arrangements

     The Company has no off-balance sheet arrangements as defined in Item 303(c) of Regulation S-B.


Item 3.   Controls and Procedures.

     The Company's Chief Executive Officer and Principal Financial Officer have reviewed the Company's disclosure controls and procedures as of the end of the period covered by this report. Based upon this review, such officers believe that the Company's disclosure controls and procedures are effective in timely alerting them to material information required to be included in this report. There have been no significant changes in internal control over financial reporting that occurred during the fiscal quarter covered by this report that have materially affected, or are reasonably likely to materially affect, the Company's internal control over financial reporting.

                   PART II - OTHER INFORMATION


Item 1.  Legal Proceedings.

     There are no material pending legal proceedings to which the Company is a party or to which any of its property is subject.


Item 2.  Changes in Securities.

     During the quarter ended August 31, 2004, the Company issued
12,500 shares of Common Stock upon exercise of previously granted stock options at an aggregate exercise price of $3,125.

      All of such shares were issued in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, for "transactions by the issuer not involving any public offering".


Item 3.  Defaults Upon Senior Securities.

     None.


Item 4.  Submission of Matters to a Vote of Security-Holders.

     None.


Item 5.  Other Information.

          None.


Item 6.  Exhibits and Reports on Form 8-K.

          (a)  Exhibits.

31.1 Certification of Chief Executive Officer pursuant to Section
     302 of the Sarbanes-Oxley Act of 2002 (Rules 13a-14 and 15d-14 of the Exchange Act)
31.2 Certification of Principal Financial Officer pursuant to
     Section 302 of the Sarbanes-Oxley Act of 2002 (Rules 13a-14 and 15d-14 of the Exchange Act)
32.1 Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. 1350)

          (b)  Reports on Form 8-K.

          Listed below are reports on Form 8-K filed during the fiscal quarter ended August 31, 2004.

             None.

                           SIGNATURES

     In accordance with the requirements of the Exchange Act, the Registrant caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   EPOLIN, INC.
                                   (Registrant)



Dated: October 15, 2004           By:/s/ Murray S. Cohen
                                  Murray S. Cohen,
                                  Chairman of the Board
                                  and Chief Executive Officer


Dated: October 15, 2004           By:/s/ James Ivchenko
                                  James Ivchenko,
                                  President (Principal Financial
                                  Officer)